Putnam Convertible Income Growth Trust, as of 10/31/06, annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the year ended October 31, 2006, Putnam Management
has assumed $8,155 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 		Class A 16,630
		Class B 1,229
		Class C 417

72DD2		Class M 134
		Class R 15
		Class Y 754

73A1		Class A 0.528
		Class B 0.389
		Class C 0.397

74A2		Class M 0.439
		Class R 0.505
		Class Y 0.574

74U1		Class A 31,951
		Class B 2,552
		Class C 1,163

74U2		Class M 297
		Class R 54
		Class Y 1,284

74V1		Class A 19.05
		Class B 18.75
		Class C 18.92

74V2		Class M 18.90
		Class R 19.01
		Class Y 19.05


61 Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.